Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

IMMEDIATE RELEASE:

August 4, 2009

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR THIRD QUARTER OF FISCAL 2009

•        Diluted EPS of $0.27 Compared to $0.31 in Q3 FY 2008

•        Ongoing Cost Control Efforts Bolster Results

•        Debt Amendments Create Flexibility

SOUTH JORDAN, UTAH, August 4, 2009 (NYSE: HW) – HEADWATERS INCORPORATED a diversified growth company dedicated to improving sustainability by transforming underutilized resources into valuable products, today announced results for its third fiscal quarter ended June 30, 2009. Net income in the June 2009 quarter was $11.3 million, or $0.27 per diluted share, which compares to net income of $13.7 million or $0.31 per diluted share in the June 2008 quarter. Total revenue for the third fiscal quarter of 2009 was $175.2 million, compared to $230.5 million for the June 2008 quarter. Gross profit decreased to $42.1 million in the June 2009 quarter from $64.3 million in the June 2008 quarter.

Highlights for the quarter included:

•	Execution of amendments to the Company’s senior credit facility, addressing liquidity and covenant issues

•	Continued operational improvements from lean initiatives and company-wide cost cutting activities

•	Record performance in the Texas concrete block business

“Headwaters achieved solid third quarter results with net income approaching year-ago levels and seasonal growth in revenues, gross profit and recurring earnings, despite sluggish economic conditions,” said Kirk A. Benson, Chairman and Chief Executive Officer. “During the quarter, we successfully completed an amendment to our senior debt agreement, which represents an important step in our comprehensive plan to resolve Headwaters’ liquidity and covenant issues. As the Company continues to improve and the economy recovers, Headwaters should be well positioned to benefit across all its businesses.

“Operationally, our building products businesses appears to have stabilized at a level that reflects the positive improvement established in the spring. Our fly ash business is experiencing softness in demand, resulting in lower revenue, but with improved efficiencies we have been able to mitigate the effects on margins,” concluded Benson.

Financial Results for the Nine Months Ended June 30, 2009

Headwaters’ total revenue for the nine months ended June 30, 2009 was $479.1 million, compared to $651.3 million for the nine months ended June 30, 2008. Gross profit decreased to $96.4 million for the nine months ended June 30, 2009 from $168.7 million for the nine months ended June 30, 2008. The net loss for the nine months ended June 30, 2009 was $(395.9) million, or $(9.53) per diluted share, which compares to net income of $14.4 million or $0.35 per diluted share for the nine months ended June 30, 2008.

Operating Results Excluding Unusual Items

Unusual items that occurred during fiscal 2008 included the termination of Headwaters’ Section 45K business as of December 31, 2007, and the sale of the mortar/stucco business during the six months ended March 31, 2008. In addition, Headwaters recorded a goodwill impairment charge totaling approximately $465.7 million in the March 2009 quarter, primarily in the building products segment. For the quarter ended June 30, 2009, Headwaters’ tax benefit before excluding unusual items was $6.8 million, and after excluding unusual items, the tax benefit was $31.2 million. For the June 30, 2009 quarter, Headwaters’ fully diluted earnings per share before excluding unusual items was $0.27, and after excluding unusual items was $0.81, primarily because of the increase in tax benefit. Excluding the March quarter goodwill impairment charge, Headwaters would have reported net income of $0.9 million or $0.02 per diluted share for the nine months ended June 30, 2009. Results excluding these unusual items are summarized in the accompanying Condensed Consolidated Statements of Operations.

Business Segment Performance

Energy Segment

Headwaters Energy Services adds value to coal while helping to protect the environment by upgrading waste coal into a marketable product, converting coal into liquid fuels, and utilizing waste heat from a coal-fired power plant in the production of ethanol.

Coal revenue in the June 2009 quarter was $13.3 million, compared to $13.1 million in the June 2008 quarter. Headwaters sold 433,000 tons of coal (including 52,000 tons in its tolling operations) in the June 2009 quarter, compared to 358,000 tons (including 100,000 tons in tolling operations) in the June 2008 quarter. During the June 2009 quarter, Headwaters’ tolling facility was converted into a merchant facility. The Company believes that the output from the converted merchant facility should qualify for Section 45 tax credits. Average revenue per ton for non-tolling product sold in the June 2009 quarter was $34, compared to $48 in the June 2008 quarter. Due to the soft coal market, the Company is currently operating seven of its eleven facilities, three of which are producing lower priced Illinois basin coal, resulting in lower average revenue per ton compared to the June 2008 quarter. In addition, the former tolling facility sold coal during the quarter at or below the price of Illinois basin coal, further reducing Headwaters’ average sales price per ton.

Operating income in Headwaters’ energy segment was burdened during the quarter because of the continued lack of demand for metallurgical grade coal, continued softness in steam coal prices, and low capacity utilization levels. During the quarter, Headwaters also experienced non-recurring severance and other costs related to the administrative consolidation of its coal cleaning operations into its coal combustion products business. Headwaters expects ongoing annualized savings from this consolidation to be as much as $10 million. As a result of these actions, as well as strong performance at the Company’s ethanol facility, Headwaters has dramatically improved the overall performance of its energy segment. Total energy segment EBITDA for the quarter was a ($3.9) million loss, but EBITDA in the month of June was positive $250,000.

Coal Combustion Products

Headwaters Resources is America’s largest manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of building products while creating significant environmental benefits.

Revenues from CCPs in the June 2009 quarter were $64.4 million, a decline of $18.2 million from the June 2008 quarter. Reduced sales resulted primarily from a reduction in concrete consumption, partially offset by increased revenue from service contracts. Headwaters has identified approximately $9 million of annual savings through its continuous improvement lean initiatives, with more than $5 million realized in the current fiscal year. However, these savings were offset by the decline in gross profit because of lower revenue from fly ash sales. Operating income margins declined from 21% in the June 2008 quarter to 17% in the June 2009 quarter.

Consistent with reducing CO2 through the substitution of fly ash for portland cement, the Company continues its efforts in carbon capture and sequestration through the development of projects in Utah, Kansas and New Mexico. All three projects are in the early stage of development. There continues to be growing governmental support for carbon sequestration. New tax credits for geologic storage were passed in 2008, and most recently the American Reinvestment & Recovery Act of 2009 provided $3.4 billion in funding for eligible carbon capture and storage projects.

Building Products

Headwaters Building Products is a national market leader in a large variety of building products, including vinyl accessories and architectural stone veneer, often using recycled materials to improve sustainability. Headwaters also holds a leading regional market position in manufacturing and marketing concrete blocks and brick. Headwaters Building Products has consistently developed innovative new products for the building products industry, such as the new cellular PVC trim board product introduced earlier this year. However, these businesses continue to be negatively impacted by the current economic recession.

Revenues from Headwaters’ building products business in the June 2009 quarter were $92.6 million, a decrease of 28% from $129.3 million in the June 2008 quarter. Despite the significant decline in revenues, the gross margin of 28% in the June 2009 quarter increased from the June 2008 quarter gross margin of 27%, and the operating margin of 8% in the June 2009 quarter was the same as in the June 2008 quarter. Headwaters believes the consistent margins in spite of declining revenues are attributable to improved efficiencies and cost reductions implemented over the past several quarters.

Headwaters’ regional concrete block product business again experienced a very strong June 2009 quarter, and the Company anticipates continued strong performance for the remainder of the year. While Headwaters saw some improvements in its vinyl accessories and architectural stone businesses during the June 2009 quarter, the Company continues to believe that the downturn in the building products industry will last well into calendar 2010.

Outlook

Headwaters recorded a goodwill impairment of approximately $465.7 million in the March 2009 quarter. The Company does not expect any additional goodwill impairments to be recorded in fiscal 2009. Excluding the effects of the March 2009 goodwill impairment and the anticipated September 2009 quarterly loss associated with the exchange of equity for convertible debt, Headwaters believes fully diluted earnings per share for the Company’s fiscal 2009 year should be at the lower end of the range previously announced of $0.00 to $0.20 per diluted share. It is currently anticipated that Headwaters’ tax provision in its fourth quarter will reduce quarterly earnings to near breakeven.

The Company’s estimate of trailing twelve months EBITDA as of September 30, 2009 is in the range of $100 million to $120 million, based on current forecasts and the cost improvements that have been identified and implemented. The non-cash loss of approximately $22.5 million that will be recorded in the September quarter as a result of the equity for convertible debt exchanges will be added back to net income to compute EBITDA.

In June 2009, Headwaters completed an amendment to its senior secured credit agreement for the primary purpose of modifying its debt covenant ratios and changing certain provisions in order to permit replacement of its current revolver with an asset based loan (“ABL”). Headwaters anticipates the ABL will be completed in August 2009. The Company believes that a combination of cash flow from operations, the impact of the anticipated ABL facility, and the benefits of cost reduction activities, should provide adequate liquidity for normal business operations and allow the Company to remain compliant with senior debt covenants.

Interest expense is projected to be approximately $40 million in fiscal 2009 and 5% to 15% higher in fiscal 2010. Depreciation and amortization is projected to be approximately $75 million in fiscal 2009 and fiscal 2010. As a result of the equity for convertible debt exchanges, Headwaters will experience approximately a $2.9 million interest expense savings in fiscal 2010.

“Completion of our senior debt amendment was the first step forward in our balance sheet restructuring. The second significant step will be securing our ABL,” stated Steven G. Stewart, Headwaters’ Chief Financial Officer. “We believe these two actions should resolve our near term liquidity issues.

“The recently concluded exchanges of equity for convertible debt is part of our multi-step strategy to position Headwaters for a refinancing of its 2011 and 2012 debt maturities,” continued Mr. Stewart. “To facilitate the refinancing, our goal is to get our senior debt to EBITDA coverage below 2.5x and our total indebtedness ratio below 4x. Our approach to debt reduction included the recent exchange and is expected to include asset sales, or other refinancings. We believe we will be successful in the execution of our refinancing strategy.”

Capital Structure

The components of our debt as of June 30, 2009 are shown in the following table:

(in millions)	Amount Outstanding		Interest Rate		Maturity or Put Date
Senior secured first lien term loan		$197.5	LIBOR + 6.75%		April 2011
Senior revolving credit facility ($60.0 million limit less outstanding letters of credit of approximately $9.4 million)		$30.0	LIBOR + 6.75%		September 2009
Convertible senior subordinated notes	$ $ $ $	120.9 91.6 63.3 27.4	2.50 2.875 16 14.75	% % % %	February 2014 June 2011 June 2012 February 2014

Total		$530.7

Except for amounts outstanding under its revolving credit facility, Headwaters has no debt repayment requirements until 2011. Headwaters is in compliance with all debt covenant requirements at June 30, 2009. Interest rates under the amended terms of our senior secured loan have increased, including a minimum LIBOR floor of 3%. As a result of the equity for convertible debt exchanges in July 2009, the amount of 16% convertible debt due in 2012 has decreased from $63.3 million to $48.3 million, and the amount of the 2.875% convertible debt due in 2011 has decreased from $91.6 million to $71.8 million.

The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months (TTM) EBITDA:

	9/30/07	9/30/08	6/30/09
Current Ratio	1.88	2.08	1.65
Total debt to TTM EBITDA	1.82	3.88	4.64
Senior debt to TTM EBITDA	0.72	1.54	2.08
TTM EBITDA (in millions)	$301.2	$142.1	$118.3

The total debt to TTM EBITDA ratio as of June 30, 2009 would have been 4.35 if the equity for convertible debt exchanges had been concluded in June. The required total indebtedness covenant under Headwaters’ amended senior credit facility for the September 2009 quarter is 5.25, assuming that an ABL is in place.

EBITDA is used to make computations of required debt leverage ratios. Headwaters’ TTM EBITDA, as defined in our senior debt agreement, is calculated as follows:

(in millions)	9/30/07	9/30/08	6/30/09
Net Income (Loss), including $29.3 million of gains realized on the exchange of convertible debt in 2009	$20.1	$(169.7)	$(579.9)
Net Interest Expense	31.1	23.8	33.4
Income Taxes, as defined	69.8	2.2	(82.3)
Depreciation and Amortization, as defined	82.2	74.2	75.7
Impairments, as defined	98.0	211.6	671.4
TTM EBITDA	$301.2	$142.1	$118.3

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through August 11, 2009 by dialing 800-642-1687 or 706-645-9291 and entering the passcode 22260911.

About Headwaters Incorporated

Headwaters Incorporated’s vision is to improve sustainability by transforming underutilized resources into valuable products. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its energy, coal combustion products, and building products businesses, the Company earns a revenue stream that helps to provide the capital to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the production and marketing of hydrogen peroxide, the licensing of resid hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, hydrogen peroxide, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2008, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2008	2009	2008	2009
Revenue:
Building products	$129,283	$92,577	$337,609	$249,205
Coal combustion products	82,640	64,412	221,048	179,721
Energy	18,533	18,242	92,675	50,139

Total revenue	230,456	175,231	651,332	479,065

Cost of revenue:
Building products	93,960	66,975	248,639	193,321
Coal combustion products	58,117	46,458	161,676	129,998
Energy	14,087	19,666	72,334	59,331

Total cost of revenue	166,164	133,099	482,649	382,650

Gross profit	64,292	42,132	168,683	96,415

Operating expenses:
Amortization	5,469	5,719	16,412	17,674
Research and development	3,480	2,171	11,448	7,466
Selling, general and administrative	34,290	28,881	110,278	87,773
Goodwill impairment	—	—	—	465,656

Total operating expenses	43,239	36,771	138,138	578,569

Operating income (loss)	21,053	5,361	30,545	(482,154)
Net interest expense	(5,556)	(10,066)	(17,607)	(27,224)
Other income (expense), net	(280)	9,237	7,498	29,922

Income (loss) before income taxes	15,217	4,532	20,436	(479,456)
Income tax benefit (provision)	(1,520)	6,760	(6,030)	83,600

Net income (loss)	$13,697	$11,292	$14,406	$(395,856)

Basic earnings (loss) per share	$0.33	$0.27	$0.35	$(9.53)

Diluted earnings (loss) per share	$0.31	$0.27	$0.35	$(9.53)

Weighted average shares outstanding — basic	41,156	41,704	41,387	41,540

Weighted average shares outstanding — diluted	47,027	44,782	41,516	41,540

Operating income (loss) by segment:
Building products	$10,816	$7,172	$11,417	$(464,950)
Coal combustion products	17,341	11,213	37,845	29,100
Energy	(2,747)	(8,620)	(4,405)	(35,386)
Corporate	(4,357)	(4,404)	(14,312)	(10,918)

Total	$21,053	$5,361	$30,545	$(482,154)

Reconciliation to adjusted amounts:
Net income (loss) as reported	$13,697	$11,292	$14,406	$(395,856)
Goodwill impairment, net of taxes	—	24,413	—	396,729

Net income (loss) adjusted for goodwill impairment	13,697	35,705	14,406	873
Section 45K and mortar/stucco operations, net of taxes	(152)	—	(17,298)	—

Net income (loss) adjusted for goodwill impairment, Section 45K and mortar/stucco operations	$13,545	$35,705	$(2,892)	$873

Diluted earnings (loss) per share adjusted for goodwill impairment, Section 45K and mortar/stucco operations	$0.31	$0.81	$(0.06)	$0.02

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30, 2008	June 30, 2009
Assets:
Current assets:
Cash and cash equivalents	$21,637	$14,016
Trade receivables, net	117,595	97,566
Inventories	53,068	46,602
Other	48,086	44,546

Total current assets	240,386	202,730

Property, plant and equipment, net	304,835	324,483
Intangible assets, net	226,168	209,106
Goodwill	582,111	115,999
Other assets	48,486	50,254

Total assets	$1,401,986	$902,572

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$27,688	$23,875
Accrued liabilities	88,041	68,799
Current portion of long-term debt	—	30,000

Total current liabilities	115,729	122,674
Long-term debt	532,500	500,696
Income taxes	105,467	22,698
Other long-term liabilities	16,738	15,167

Total liabilities	770,434	661,235

Stockholders’ equity:
Common stock - par value	42	42
Capital in excess of par value	509,977	511,291
Retained earnings (accumulated deficit)	130,394	(265,462)
Other	(8,861)	(4,534)

Total stockholders’ equity	631,552	241,337

Total liabilities and stockholders’ equity	$1,401,986	$902,572